EXHIBIT 10.2

        LOAN AGREEMENT dated as of July 11, 2005 between VENTURES ACQUISITION COMPANY, LLC, a limited liability company organized under the laws of Delaware ("Borrower"), EVERGREEN HOLDINGS, INC., a corporation organized under the laws of Oregon ("Guarantor" and, together with Borrower, the "Obligors" and LANDSBANKI ÍSLANDS HF. ("Lender").

W I T N E S S E T H:

        WHEREAS, Borrower has requested that Lender make a loan to Borrower in order to enable Borrower to purchase the Aircraft (as defined below); and

        WHEREAS, Borrower, as lessor, is entering into the Leases (as defined below) for the Aircraft (as defined below) with Evergreen International Airlines, Inc., a wholly-owned indirect Subsidiary of Guarantor, as lessee ("Lessee"); and

        WHEREAS, Guarantor is willing to guarantee the obligations of Borrower to Lender for such loan in order to facilitate the Leases; and

        WHEREAS, Lender is willing to make such loan subject to the terms and conditions set forth herein;

        NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows.

        Section 1. DEFINITIONS.

    1.01.        Definitions. Each term defined in this Section, when used in this Agreement, has the meaning indicated below:

        "Affiliate" shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.

        "Agreed Value" shall have the meaning assigned to such term in Schedule 7.10.

        "Agreement" shall mean this Loan Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "Aircraft" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Aircraft Documentation" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Aircraft Sale and Purchase Agreement" shall mean the Aircraft Sale and Purchase Agreement dated as of July 11,2005, between Avion and Borrower.

        "Airframe" shall have die meaning given to such tern in the Mortgage and Security Agreement.

        "Airlines Power of Attorney" shall mean the Power of Attorney, dated July 11,2005, signed by Lessee and granting a power of attorney to Lender.

        "Airworthiness Directive" shall mean any requirement for the inspection, repair or modification of any Aircraft, any Engine or any Part as issued by the FAA.

         "Applicable Margin" shall mean 2.3%.

        "Approved Maintenance Facility" shall have the meaning given to such term in Section 7.07(a).

        "Approved Maintenance Program" shall have the meaning given to such term in Section 7.07(a).

        "Avion" shall mean Avion Group hf d/b/a Air Atlanta Icelandic.

        "Bill of Sale" shall mean the Bill of Sale, dated July 11, 2005, delivered by Avion to Borrower pursuant to the Aircraft Sale and Purchase Agreement.

        "Borrower" shall have the meaning given to such term in the preamble hereof.

        "Borrower Group" shall mean Borrower and each of its Subsidiaries, if any.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks located in New York City or Reykjavik, Iceland are authorized or required to close.

        "Certificate of Airworthiness" shall mean, with respect to an Aircraft, the certificate of airworthiness issued by the FAA with respect to such Aircraft.

        "Certificate of Registration" shall mean, with respect to an Aircraft, the certificate of aircraft nationality registration issued by the FAA with respect to such Aircraft.

        "Closing Date" shall mean the date specified as such in the Notice of Borrowing, provided that each of the conditions specified in Section 5.01 shall have been satisfied (or waived in accordance with Section 12.02) as of such date.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" shall have meanings correlative thereto.

        "Covered Taxes" shall have the meaning given to such term in Section 3.03.

        "Default" shall mean any Event of Default or any event which, with the giving of notice or lapse of time or both, would become an Event of Default.

        "Delivery Date" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Destroyed Engine" shall have the meaning given to such term in Section 7.11(b).

        "Dollars" or "$" shall mean the lawful currency of the United States and, in relation to any amount to be advanced or paid hereunder, funds having same day or immediate value.

        "Engine" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Engine Manufacturer" shall mean General Electric Company, a New York corporation.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

        "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with any member of the Borrower Group or the Guarantor Group, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "Event of Default" shall mean each of the events set forth in Section 10.01.

        "FAA" shall mean the United States Federal Aviation Administration or any agency or other authority succeeding to the functions of the Federal Aviation Administration.

        "Fee Letter" shall mean the letter between Borrower and Lender dated as of July 11, 2005, in respect of the upfront fee.

        "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States, applied on a consistent basis.

        "Governmental Authority" shall mean any domestic or foreign government or any political subdivision thereof., whether Federal, state, municipal, or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to Federal, state, municipal, or local government.

        "Guaranteed Obligations" shall mean the principal of and interest on the Loan and all other obligations of Borrower to Lender under this Agreement and the Mortgage and Security Agreement.

        "Guarantor" shall have the meaning given to such term in the preamble hereof.

        "Guarantor Group" shall mean Guarantor and each of its Subsidiaries.

        "Indebtedness" of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations that are required to be classified or accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the jurisdiction in which such Person is organized and existing, (iv) all obligations of such Person on which interest charges are customarily paid, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (vi) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed and (viii) all guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Indebtedness provide that such Person is not liable therefor.

        "Indemnitee" shall have the meaning given to such term in Section 12.04(b).

        "Interest Period" shall mean (i) initially, the period commencing on the date hereof and ending on the first Monthly Payment Date and (ii) each successive one-month period thereafter commencing on the immediately preceding Monthly Payment Date and ending on the succeeding Monthly Payment Date; provided that any Interest Period that would end after the Maturity Date shall end on the Maturity Date.

        "IRS" shall mean the United States Internal Revenue Service.

        "Laws" shall mean all applicable laws, rules, regulations, orders and decrees of any Governmental Authority.

        "Leases" shall mean (i) the Aircraft Lease between Borrower, as lessor, and Lessee, as lessee, for the Boeing 747-230SF MSN 23286 aircraft and (ii) the Aircraft Lease between Borrower, as lessor, and Lessee, as lessee, for the Boeing 747-230SF MSN 23287 aircraft, each dated July 11,2005.

        "Lessee" shall have the meaning given to such term in the recitals hereto.

        "Lessee Consents" shall mean (i) the Lessee Consent and Agreement (MSN 23286) and (ii) the Lessee Consent and Agreement (MSN 23287), each dated July 11, 2005 and each signed by Lessee and consented and agreed to by Borrower and Lender.

        "LIBOR" shall mean the rate per annum appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Lender from time to time for purposes of providing quotations of interest rates designated by the British Bankers’ Association for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank market) for a one-month Interest Period at 11:00 am., London time, two (2) Business Days prior to the commencement of the relevant Interest Period. If no such successor or substitute shall exist, then "LIBOR" shall mean the rate of interest as otherwise determined by Lender from time to time as the rate at which Dollar deposits are offered to Lender by leading banks in the London interbank market for a one-month Interest Period at 11:00 a.m., London time, two (2) Business Days prior to the commencement of the relevant Interest Period.

        "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third. party with respect to such securities.

        "Loan" shall have the meaning given to such term in Section 2.01.

        "Loan Documents" shall mean this Agreement and the Mortgage and Security Agreement.

        "Manuals and Technical Records" shall mean, with respect to any Aircraft, all logs, manuals and data, and inspection, modification and overhaul records (including all job cards) required to be maintained with respect to such Aircraft under applicable rules and regulations of the FAA.

        "Manufacturer" shall mean The Boeing Company, a Delaware corporation, and its successors and assigns.

        "Margin Stock" has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States.

        "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (a) the business, assets, operations, prospects or condition (financial or otherwise) of such Person, (b) the ability of such Person to perform any of its material obligations under this Agreement or (c) the material rights or remedies of or benefits available to Lender hereunder.

        "Material Indebtedness" shall mean Indebtedness in an aggregate principle amount exceeding $5,000,000.

        "Maturity Date" shall mean the date that is 60 months after the date of this Agreement.

        "Minimum Liability Coverage" shall have the meaning assigned to such term in Schedule 7.10.

        "Monthly Payment Date" shall mean the 11th day of each month (or if such date is not a Business Day, the next succeeding Business Day), commencing in the calendar month immediately succeeding the calendar month of the date hereof, and ending with the Maturity Date.

        "Mortgage Documents" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Mortgage and Security Agreement" shall mean the Mortgage and Security Agreement, dated as of July 11, 2005, between Borrower and Lender.

        "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 400l(a)(3) of ERISA.

        "Notice of Borrowing" shall mean the request by Borrower for the Loan in accordance with Section 2.02.

        "Obligors" shall have the meaning given to such term in the preamble hereof.

        "Part" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Permitted Lease" shall mean each Lease and any lease permitted by Sections 8.04 and 8.06.

        "Permitted Lessee" shall mean Lessee and any other lessee of the Aircraft under a Permitted Lease.

        "Permitted Liens" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Person" shall mean any natural person, corporation, association, company or other business entity, Governmental Authority or other entity.

        "Plan" shall mean any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a "contributing sponsor" as defined in Section 4001(a)(l3) of ERISA or has any liability.

        "Powers of Attorney" shall mean the Airlines Power of Attorney and the Ventures Power of Attorney.

        "Process Agent" shall have the meaning given to such term in Section 12.12.

        "Register" shall have the meaning given to such term in Section 11.

        "Replacement Engine" shall have the meaning given to such term in the Mortgage and Security Agreement.

        "Service Bulletin" shall mean any document issued by the Manufacturer or the Engine Manufacturer recommending an improvement, inspection, repair or modification to any Aircraft, any Airframe, any Engine or any Part.

        "Subsidiary" shall mean, with respect to any Person (the "parent") at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its Subsidiaries.

        "Taxes" shall mean any and all taxes, levies, imposts, duties or other charges of a similar nature.

        "United States" or "U.S." shall mean the United States of America.

        "Ventures Power of Attorney" shall mean the Power of Attorney, dated July 11, 2005, signed by l3orrower and granting a power of attorney to Lender.

        "Withholding Form" shall have the meaning given to such term in Section 3.03(c).

        "Write-back Clauses" shall have the meaning given to such term in Section 7.10(g).

    1.02.        Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law, rule or regulation herein shall be construed as referring to any amendment or modification of such law, rule or regulation, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (17) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        Section 2. TERMS OF LOAN.

    2.01.        The Loan. On the terms and subject to the conditions of this Agreement, Lender agrees to lend to Borrower the principal amount of up to $32,000,000 (the "Loan") on the date hereof by transferring the Loan in funds having same day value on the date hereof to the account of Borrower specified in the Notice of Borrowing. Only one (1) drawdown of the Loan will be permitted hereunder whether or not the full amount available to be borrowed is drawn down.

    2.02.        Request to Borrow Loan. To request the Loan, Borrower shall notify Lender of such request by telephone not later than 11:30 a.m., New York City time, two (2) Business Days before the date of the proposed Loan. Such telephonic notice of borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to Lender of a written Notice of Borrowing in the form of Exhibit A hereto. Such telephonic notice and such written Notice of Borrowing shall specify the following information:

    (a)        the aggregate amount of the Loan; and

    (b)        the date of the Loan, which shall be a Business Day.

    2.03.        Repayment of Principal. Borrower shall repay the outstanding principal amount of the Loan and interest thereon by making, on each Monthly Payment Date, a payment to Lender in an amount equal to $630,000.00, such amount to be applied first to interest as calculated pursuant to Section 2.04, the remainder (if any) to be applied to principal, provided that Borrower shall repay all outstanding amounts hereunder no later than the Maturity Date.

    2.04.        Payment of Interest.

    (a)        Borrower shall pay interest on the unpaid principal amount of the Loan in respect of each Interest Period applicable thereto at a rate equal to the sum of LIIBOR for such Interest Period plus the Applicable Margin.

    (b)        Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then the Loan shall bear interest at a rate that is 2% per annum higher than the rate otherwise applicable under this Section.

    (c)        Accrued interest for each Interest Period shall be payable in arrears on each Monthly Payment Date; provided that (i) interest accrued pursuant to Section 2.04(b) shall be payable on demand and (ii) upon any repayment of any Loan (except a prepayment of the Loan before the Maturity Date), interest accrued on the principal amount repaid shall be payable on the date of such repayment.

    2.05.        Funding Losses. Borrower will indemnify Lender against, and within ten (10) Business Days of written demand (which written demand shall set forth the basis for and a calculation in reasonable detail of the amount being claimed, such calculation to be deemed conclusive absent manifest error) reimburse Lender for, any loss, premium, penalty or expense that Lender may pay or incur

(including, without limitation, any loss or expense incurred by reason of the relending, depositing or other employment of funds acquired by Lender to fund the Loan, but excluding any Applicable Margin, lost profit, or other margin) as a result of any prepayment or repayment of all or a portion of the Loan on a date other than the last day of an Interest Period. Notwithstanding the foregoing provisions of this Section 2.05, Borrower shall not be obligated to pay any amounts pursuant to this Section for periods occurring prior to the 90th day before the giving of written demand hereunder.

    2.06.        Optional Prepayments. Borrower will have the right at any time to prepay the Loan in whole or in part, subject to the provisions of this Section. Each prepayment of the Loan shall be accompanied by accrued interest thereon. Borrower shall notify Lender by telephone (confirmed by facsimile) of any prepayment of the Loan not later than 11:30 a.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid.

        Section 3. CHANGE IN CIRCUMSTANCES.

    3.01.        Increased Costs.

    (a)        If, after the date of this Agreement, (i) the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority or (ii) compliance by Lender with any request, guideline, policy or directive of any Governmental Authority issued after the date of this Agreement the result of which is to increase the cost to Lender of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by Lender hereunder, or to reduce the rate of return on Lender’s capital as a consequence of the Loan or its obligations hereunder, then Borrower shall from time to time pay to Lender within ten (10) Business Days of Lender’s written demand therefor (which written demand shall set forth the basis for and a calculation in reasonable detail of the amount being claimed, such calculation to be deemed conclusive absent manifest error) such additional amount or amounts as will compensate it for such increased cost or reduction.

    (b)        Notwithstanding the provisions of the foregoing Section 3.01(a), (i) Borrower shall not be obligated to pay any amounts pursuant to such Section for periods occurring prior to the 180th day before the giving of written demand hereunder. This Section 3.01 shall not apply to Taxes, which shall be governed solely and exclusively by Section 3.03.

    3.02.        Illegality. If, at any time after the date hereof, Lender reasonably determines that the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority shall make it unlawful for Lender to make or maintain the Loan, Lender shall give written notice of such determination to Borrower, whereupon Lender’s obligations hereunder shall terminate. If any such notice is given after Lender has advanced the Loan to Borrower, Lender may declare the Loan to be due and payable and Borrower shall prepay the Loan in full on the last day of the Interest Period applicable thereto unless the Loan is required by law to be sooner repaid, in which case Borrower shall repay the Loan on such earlier date, together with accrued interest thereon and any additional amounts owing hereunder. Lender will promptly notify Borrower of any event of which Lender has knowledge which will entitle Lender to be prepaid or repaid pursuant to this Section,

    3.03.        Taxes.

    (a)        Each payment by Borrower or Guarantor to Lender hereunder shall be made free and clear of and without deduction for any Taxes, other than (i) any Taxes imposed on the net income, profits or capital (or franchise taxes imposed in lieu of any of the foregoing) of Lender by (a) any U.S. federal, state or local jurisdiction or (b) any non-U.S. jurisdiction, except, in the case of this clause (b), where such Tax is imposed solely by reason of the use, location or operation of the Aircraft in such non-U.S. jurisdiction or the activities of Borrower, Guarantor or Lessee in such non-U.S. jurisdiction; (ii) Taxes that would not have been imposed if Lender had complied with its obligations under Section 3.03(c); and (iii) Taxes and related amounts resulting from Lender’s gross negligence or willful misconduct (all such non-excluded Taxes being hereinafter referred to as "Covered Taxes"). If Borrower or Guarantor shall be required by law to deduct any Covered Taxes from or in respect of any such payment, then (i) the sum payable by Borrower or Guarantor shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or Guarantor shall make such deductions and (iii) Borrower or Guarantor shall pay on a timely basis the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and deliver to Lender official tax receipts or other reasonably satisfactory documentation evidencing such payment within 30 days thereafter.

    (b)        Borrower or Guarantor will promptly notify Lender of any U.S. reports or returns that Lender is required to file with respect to Covered Taxes to the extent that Borrower or Guarantor has knowledge of such filing requirement. Borrower or Guarantor shall reimburse Lender for any amount paid by Lender in respect of Covered Taxes or penalties or interest thereon, and such amounts as may be necessary to hold Lender harmless on an after-tax basis from any Taxes (including without limitation, income or franchise taxes) imposed by any jurisdiction as a result of the receipt or accrual by Lender of any payment under this Section (including any payment under this sentence), in each case within 30 days after demand therefor by Lender. Lender’s written statement furnished. to Borrower, showing the basis and calculation of any such amounts shall be conclusive, absent manifest error.

    (c)        Lender shall provide to Borrower, and/or to such other Persons as Borrower shall designate, a properly completed and executed IRS Form W-8BEN, Form W-8ECI, Form W-8IMY, Form W-9 and/or other applicable forms, certificates and documents certifying as to Lender’s entitlement to complete exemption from withholding Taxes imposed with respect to payments to be made (each, a "Withholding Form") hereunder. Lender shall provide Withholding Forms prior to becoming a party to this Agreement, prior to the expiration of a previously delivered Withholding Form, upon a change in law or circumstances requiring the delivery of a new Withholding Form and within fifteen (15) days after a reasonable written request of Borrower.

        Section 4. PAYMENTS.

    4.01.        Manner of Payments. Each payment required to be made by Borrower under this Agreement shall be made by transferring the amount thereof in Dollars to Lender not later than 11:30 aim (New York City time) on the date on which such payment shall become due by wire transfer of immediately available funds for the account of Landsbanki Íslands hf. (swift:), Account Number with Wachovia Bank, National Association (swift:) or to such other account or accounts of such entity or entities as shall be designated by notice from Lender to Borrower from time to time. Each such payment shall be made without defense, set-off or counterclaim. Any payment received at or before 11:30 a.m. (New York City time) on any Business Day shall be deemed to have been received on that Business Day for all purposes, including accrual of interest, and any payment received after 11:30 a.m. (New York City time) on any Business Day shall be deemed to have been received on the next following Business Day. If any payment under this Agreement shall become due on a day that is not a Business Day, then the due date thereof shall be extended to the next following day that is a Business Day, and such extension shall be taken into account in computing the amount of any interest then due and payable hereunder.

    4.02.        Computation of Interest. All interest on Loan payable under this Agreement shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

        Section 5. CONDITIONS PRECEDENT.

    5.01.        Conditions to Effectiveness. This Agreement and the obligations of Lender to make the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied in form and substance satisfactory to Lender (or waived in accordance with Section 12.02; provided that the funding by Lender of the Loan shall be deemed to be conclusive evidence of such satisfaction or waiver by Lender).

    (a)        Loan Agreement. Each of the parties hereto shall have received a counterpart hereof duly executed and delivered by each of the parties hereto

    (b)        Notice of Borrowing. Lender shall have received a Notice of Borrowing, duly executed and delivered by Borrower.

    (c)        Mortgage and Security Agreement. The Mortgage and Security Agreement shall have been duly executed and delivered by Borrower to Lender in due form for recordation with the FAA (in such number of copies as Lender shall have reasonably requested) as well as the documents required therein. In addition, Borrower shall have taken such other action as Lender shall have requested in writing in order to perfect the security interests created pursuant to the Mortgage and Security Agreement.

    (d)        UCC Financing Statements. Uniform Commercial Code financing statements necessary to create, perfect and record Lender’s Liens in the Collateral shall have been filed, registered or recorded or delivered to Lender for filing, registration or recording.

    (e)        Aircraft Sale and Purchase Agreement. Bill of Sale and Leases. Lender shall have received true and complete copies of the Aircraft Sale and Purchase Agreement, the Bill of Sale and the Leases, each certified by the sole member of Borrower as being true and complete copies thereof.

    (f)        Powers of Attorney. Lender shall have received, each duly notarized by a qualified notary, (i) the Airlines Power of Attorney duly executed and delivered by Lessee and (ii) the Ventures Power of Attorney duly executed and delivered by Borrower.

    (g)        Lessee Consents. Lender shall have received the Lessee Consents, each duly executed and delivered by Lessee and consented to by Borrower and Lender.

    (h)        Obligor Documents. Lender shall have received from each Obligor:

1.        a certificate dated not more than ten (10) days before the Closing Date from a Governmental Authority of the jurisdiction of such Obligor’s organization certifying that such Obligor is in good standing under the laws of such jurisdiction;

2. a certificate from the sole member of Borrower and an officer of Guarantor, certifying:

(A) (i) in the case of Borrower, that attached thereto is a true and complete copy of a certificate notarized by a qualified notary certifying as to the signature of the sole member of Borrower who is authorized to execute and deliver this Agreement, the Mortgage and Security Agreement, the Notice of Borrowing, the Fee Letter, the Aircraft Sale and Purchase Agreement, the Bill of Sale, the Leases and the Ventures Power of Attorney and any certificate or other document to be furnished pursuant hereto or thereto and (ii) in the case of Guarantor, as to the incumbency and signatures of the officers of Guarantor authorized to execute and deliver this Agreement and any certificate or other document to be furnished pursuant hereto;

(B) that attached thereto are true and complete copies of the organizational documents of such Obligor;

(C) that attached thereto are true and complete copies of the written consent of the sole member or the unanimous written consent in lieu of a meeting by the Board of Directors, as applicable, of such Obligor authorizing the execution, delivery and performance of each of this Agreement, the Mortgage and Security Agreement, the Notice of Borrowing, the Fee Letter, the Aircraft Sale and Purchase Agreement, the Bill of Sale, the Leases, and any certificate or other document to be furnished pursuant hereto or thereto to which such Obligor is a party and the transactions contemplated hereby and thereby;

3. a certificate from the sole member or an appropriate officer, as applicable, of each Obligor certifying that:

(A) in the case of Borrower, the representations and warranties of Borrower contained in each of the 1~oan Documents arc true and correct in all material respects and, immediately after giving effect to the Loan, no Default or Event of Default shall have occurred and be continuing;

(B) in the case of Guarantor, the representations and warranties of Guarantor in this Agreement are true and correct in all material respects and, immediately after giving effect to the Loan, no Default or Event of Default shall have occurred and be continuing; and

4. a certificate from an appropriate officer of Lessee certifying:

(A) that attached thereto is a true and complete copy of the unanimous written consent in lieu of a meeting by the Board of Directors of Lessee authorizing the execution, delivery and performance of the Airlines Power of Attorney, the Lessee Consents and any certificate or other document to be furnished pursuant thereto and the transactions contemplated thereby; and

(B) as to the incumbency and signatures of the officers of Lessee authorized to execute and deliver the Airlines Power of Attorney, the Lessee Consents and any certificate or other document to be furnished pursuant thereto.

    (i)        Opinions of Counsel. Lender shall have received favorable written opinions (addressed to Lender and dated the date hereof) of:

1. Clifford Chance US LLP, special New York counsel to Lender;

2. Skadden, Arps, Slate, Meagher & Flom LLP, special New York and Delaware counsel to Borrower;

3. Davis, Wright, Tremaine LLP, Oregon counsel to Guarantor;

4. Daugherty, Fowler, Peregrin & Haught, FAA counsel to Borrower; and

5. Gwenna Wootress, in-house counsel for and Secretary of Guarantor.

    (j)        Consents. All governmental consents, approvals and authorizations necessary or, in the reasonable judgment of Lender, advisable in connection with each Obligor’s performance under the Loan Agreements, the Aircraft Sale and Purchase Agreement, the Bill of Sale, the Leases and the Ventures Power of Attorney to which it is a party shall have been obtained by such Obligor, all necessary consents of any other third party shall have been obtained or entered into and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the transactions contemplated hereby.

    (k)        Payment of Fees and Expenses. Lender shall have received the Fee Letter, duly executed and delivered by Borrower. Each of Lender and its counsel shall have received evidence of the payment in full of all applicable and invoiced fees and expenses incurred by it, including the upfront fee pursuant to the Fee Letter, in connection with the transactions contemplated herein.

    (1)        Appointment of Process Agent. Lender shall have received a copy of written evidence from CT Corporation System confirming its acceptance of its appointment pursuant to Section 12.12 as Process Agent through the Maturity Date.

    (m)        Insurance Certificate. Lender shall have received an insurance certificate naming Lender as loss payee and as an additional insured, and otherwise in form and substance reasonably satisfactory to Lender, as to the due compliance with the terms of Section 7.10 hereof relating to insurance with respect to the Aircraft.

        Section 6. REPRESENTATIONS AND WARRANTIES. Each of Borrower (in the case of Sections 6.01, 6.03 through 6.09 and 6.11 through 6.13) and Guarantor as to itself (in the ease of Sections 6.01 through 6.13) and as to its Subsidiaries (in the ease of Sections 6.01(a), 6.01(b), 6.02, 6.03, 6.06, 6.09, 6.11,6.12 and 6.13), represents and warrants to Lender that, as of the date hereof:

    6.01.        Status. Such Obligor and each of its Subsidiaries (a) (i) in the case of Borrower, is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware (ii) in the case of Guarantor, is a corporation duly organized, validly existing and in good standing under the laws of Oregon and (iii) in the case of each Subsidiary of Guarantor, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own its properties and conduct its business as presently conducted, except where the failure to do so could reasonably be expected to have a Material Adverse Effect, and to execute and deliver, and to perform its obligations under, the Loan Documents.

    6.02.        Organizational Structure. Schedule 6.02 sets forth, as of the date hereof, the complete organizational structure of the Guarantor Group together with the applicable ownership interests of each member thereof.

    6.03.        No Litigation, Etc. To the best knowledge of such Obligor or of any of its Subsidiaries after due inquiry, no suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, is pending or, to the knowledge of such Obligor or Subsidiary, threatened against or affecting such Obligor before any court, governmental or administrative agency or arbitrator that, if adversely determined, could have a Material Adverse Effect.

    6.04.        Binding Agreement. The execution, delivery and performance of each Loan Document to which such Obligor is a party has been duly authorized by all necessary action of such Obligor party thereto. Each of the Loan Documents to which such Obligor is a party has been duly executed and delivered by such Obligor party thereto and constitutes the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, subject, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    6.05.        Authorizations. Except for those that have been obtained as of the date hereof, no authorization, consent, approval, registration, filing, exemption or license with or from any Governmental Authority or any other third party is necessary for the borrowing hereunder, for the execution and delivery of each Loan Document to which such Obligor is a party, or for the performance by such Obligor of its obligations hereunder or thereunder.

    6.06.        Compliance with Laws and Agreements: No Default or Event of Default. Such Obligor and each of its Subsidiaries is in compliance with all Laws and all indentures, agreements and other instruments binding on it or its property, except in each case where failures to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

    6.07.        Full Disclosure. All written information heretofore furnished by such Obligor for purposes of or in connection with any Loan Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified or, in the case of projections, was prepared in good faith based on assumptions believed by such Obligor to be reasonable at the time.

    6.08.        Governmental Approvals; No Conflicts. The execution, delivery and performance of each of the Loan Documents to which such Obligor is a party (a) does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Liens created against such Obligor under each of the Loan Documents to which such Obligor is a party, (b) will not violate any applicable law or regulation or the organizational documents of such Obligor or any order of any Governmental Authority, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Obligor or any of its properties, or give rise to a right thereunder to require such Obligor to make any payment, and (d) will not result in the creation or imposition of any Lien (other than Liens created under the Mortgage and Security Agreement) on any property of such Obligor.

    6.09.        Taxes. Such Obligor and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the relevant Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that failures to do so could not reasonably be expected to result in a Material Adverse Effect.

    6.10.        Financial Statements: No Material Adverse Change. Guarantor has heretofore furnished to Lender (I) its consolidated balance sheet as of February 28, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for its fiscal year ended February 28, 2005, reported on by GHP Horwath, P.C., independent public accountants. Such financial statements present fairly, in all material respects, the financial position of each member of the Guarantor Group as of February 28, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with GAAP. Since February 28, 2005, there has been no material adverse change in the business, assets, results of operations, prospects or financial condition of each member of the Guarantor Group.

    6.11.        Title to Properties.

    (a)        Such Obligor and each of its Subsidiaries has good and indefeasable title to, or valid leasehold interests in, all its material real and personal property, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

    (b)        Such Obligor and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Obligor or such Subsidiary does not infringe upon the rights of any other Person, except for infringements that individually or, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    6.12.        Investment Company and Holding Company Status: Federal Reserve Regulations.

    (a)        Such Obligor and each of its Subsidiaries is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" or "subsidiary company" of a holding company as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

    (b)        Such Obligor and each of its Subsidiaries is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

    6.13.        ERISA. Neither such Obligor nor any of its Subsidiaries nor any ERISA Affiliate maintains, contributes to or has any liability wit respect to (directly or indirectly) any Plan or Multiemployer Plan.

        Section 7. AFFIRMATIVE COVENANTS. Each of Borrower and, in the case of Sections 7.01 through 7.05, 7.08, 7.09(a) and 7.09(c), Guarantor hereby covenants and agrees that until the Loan and all other amounts owing by such Obligor in connection herewith have been paid in full (other than amounts in respect of contingent obligations not ten due that are expressly stated to survive the termination of this Agreement):

    7.01.        Payment of Taxes. Such Obligor will, and will cause its Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or properties, prior to the date on which penalties attach thereto, except to the extent that any such tax, assessment, charge or levy is being contested in good faith by appropriate proceedings and. for which adequate reserves have been established by each applicable Obligor or such Subsidiary.

    7.02.        Preservation of Existence. Such Obligor will, and will cause its Subsidiaries to, preserve and maintain its existence, rights, franchises and privileges, except as permitted under Section 8.01 and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    7.03.        Compliance with Laws. Such Obligor will, and will cause its Subsidiaries to, comply with the requirements of all applicable Laws, non-compliance with which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    7.04.        Full Disclosure. All written information hereafter furnished after the Closing Date by such Obligor in connection herewith or therewith will be true and accurate in all material respects on the date as of which such information is stated or certified or, in the case of projections, will be prepared in good faith based on assumptions believed by such Obligor to be reasonable at the time.

    7.05.        Notice of Certain Events. Such Obligor will promptly and in any event not more than three (3) Business Days after obtaining knowledge thereof notify Lender of:

    (a)        the occurrence of any Default or Event of Default;

    (b)        the filing or commencement of any action, suit or governmental proceeding affecting any Obligor or its Subsidiaries, which, if adversely determined, would have a Material Adverse Effect;

    (c)        any other development that results in, or could reasonably be expected to result in, a. Material Adverse Effect;

    (d)        any Aircraft, any Airframe or any Engine being arrested, confiscated, seized, taken in execution, attached, impounded, forfeited, detained in exercise or purported exercise of any registered or possessory lien or other claim or otherwise taken from the possession of Borrower or other Person permitted to maintain possession of any Aircraft, any Airframe or any Engine pursuant to Section 8.04.

    7.06.        Use of Proceeds. Borrower will use the proceeds of the Loan solely for financing Borrower’s purchase of the Aircraft and fees and expenses payable in connection therewith.

    7.07.        Maintenance. Borrower shall, at Borrowers cost and. expense:

    (a)        ensure that the Aircraft are maintained, serviced, repaired and overhauled in accordance with a maintenance program for Boeing Model 747-200 aircraft and for General Electric Model CF6-50E2 engines (or, if different, the maintenance program for any Replacement Engine), as the case may be, each (to the extent required to maintain airworthiness) conforming with the Manufacturers and the Engine Manufacturer’s mandatory requirements in effect from time to time and approved by the FAA (collectively, the "Approved Maintenance Program"), and ensure that all service, inspection, maintenance, modification, storage, repair and overhaul of each Aircraft is performed in accordance with such Approved Maintenance Program by Borrower if so approved by the FAA or by a maintenance facility approved by the FAA (the "Approved Maintenance Facility");

    (b)        keep each Airframe, Engine and Part in good operating and serviceable condition and repair, and in such condition (including maintenance of the Manuals and Technical Records) as necessary to enable all applicable airworthiness certifications of each Aircraft to be maintained in good standing at all times under the laws of the United States;

    (c)        maintain, inspect, service, store, repair, modify and overhaul each Airframe, Engine and Part (i) to comply with all warranty requirements pursuant to the Aircraft Sale and Purchase Agreement (ii) in accordance in all material respects with the Manufacturer’s and Engine Manufacturer s repair manuals, (iii) pursuant to the Approved Maintenance Program and (iv) in a manner that does not discriminate against any Aircraft, any Airframe or any Engine when compared to the highest applicable standard (including the prompt performance of mandatory Manufacturer’s directives and Airworthiness Directives) applied by Borrower with regard to similar aircraft owned, operated or leased by Borrower;

    (d)        maintain the Manuals and Technical Records for each Aircraft in such condition to satisfy the standards of the FAA for a Certificate of Airworthiness for commercial public transport;

    (e)        satisfy all applicable mandatory alert Service Bulletins issued by the Manufacturer and the Engine Manufacturer, and, in addition, all other Service Bulletins adopted by Borrower while the Loan is outstanding for any similarly operated aircraft of the same model in Borrower’s fleet, it being the intent of the parties that the Aircraft shall not be discriminated against in any manner in Service Bulletin compliance and other maintenance matters; and

    (f)        comply with all applicable Airworthiness Directives for an Aircraft which become due while the Loan is outstanding.

Lender shall not bear responsibility or liability for any grounding or suspension of operations of any Aircraft resulting from Airworthiness Directives, Service Bulletins, or any repairs or modifications to any Aircraft by Borrower or any other Person.

    7.08.        Financial Statements and Other Information. Such Obligor will furnish to Lender:

    (a)        in the case of Borrower, within 105 days after the end of each fiscal year of Borrower, its audited consolidated balance sheet as of the end of such fiscal year and the related consolidated statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by GHP Horwath P.C. or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit), as presenting fairly, in all material respects, the financial position and results of operations and cash flows of each member of the Borrower Group on a consolidated basis in conformity with GAAP;

    (b)        in the case of Borrower, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, its consolidated balance sheet as of the end of such fiscal quarter and the related consolidated statements of operations and cash flows for such fiscal quarter and for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the chief financial officer or, in the case of Borrower, sole member of Borrower, as presenting fairly, in all material respects, the financial position and results of operations and cash flows of each member of the Borrower Group on a consolidated basis in conformity with GAAP, subject to normal year-end adjustments and the absence of footnotes;

    (c)        in the case of Guarantor, within 105 days after the end of each fiscal year of Guarantor, its audited consolidated balance sheet as of the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, selling forth in each case in comparative form the figures for the previous fiscal year, all audited by GHP Horwath P.C. or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly, in all material respects, the financial position, results of operations and cash flows of each member of the Guarantor Group on a consolidated basis in conformity with GAAP;

    (d)        in the case of Guarantor, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, its consolidated balance sheet as of the end of such fiscal quarter and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal quarter and for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the chief financial officer of Guarantor as presenting fairly, in all material respects, the financial position, results of operations and. cash flows of each member of the Guarantor Group on a consolidated basis in conformity with GAAP, subject to normal year-end adjustments and the absence of footnotes;

    (e)        concurrently with each delivery of financial statements under clauses (a) through (d) above, a certificate of the chief financial officer or, in the case of Borrower, sole member, (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of each Obligor’s most recent audited financial statements referred to in Section 6.10 or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

    (f)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any member of the Borrower Group or the Guarantor Group, if any, or compliance with the terms of any Loan Document, as Lender may reasonably request.

    7.09.        Proper Records: Rights to Inspect.

    (a)        Such Obligor will, and will cause its Subsidiaries to, keep proper books of record and account in which complete and correct (in all material respects) entries are made of all transactions relating to its business and activities. Such Obligor will, and will cause its Subsidiaries to, permit any representatives designated by Lender, and, except during the continuance of an Event of Default, upon five (5) days prior notice to such Obligor, to visit and inspect the properties of such Person and to discuss the affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested pursuant to this Section 7.09.

    (b)        Unless an Event of Default has occurred and is continuing, any such inspection of the Aircraft shall be a visual, walk-around inspection of the interior and exterior of the Aircraft which may include going on board the Aircraft, but shall not include opening any panels, bays or engine or avionic components of such Aircraft without the express consent of Borrower (except in connection with a maintenance visit when a panel, bay or engine or avionic components of such Aircraft is scheduled or required to be opened or removed from such Aircraft), which consent Borrower may in its sole discretion withhold; provided that no exercise of such inspection right shall interfere with the normal operation or maintenance of the Aircraft by, or the business of, Borrower (or any Permitted Lessee).

    (c)        Except during the continuance of an Event of Default, all inspections by Lender and/or its authorized representatives provided for under this Section 7.09 shall be limited to one (1) inspection of any kind contemplated by this Section 7.09 during any calendar year.

    (d)        The reasonable cost of any inspection under this Section 7.09 shall be paid by Borrower.

7.10.     Insurance.

    (a)        Insurances.

1.        Borrower shall, at its own expense, maintain in full force at all times from the Delivery Date and until the Loan and all other amounts owing by each Obligor in connection herewith have been paid in full insurances in respect of the Aircraft (which term includes the Aircraft Documentation), which shall name Lender as loss payee and additional insured as applicable, in form and substance reasonably satisfactory to Lender (the "Insurances", which expression includes, where the context so admits, any relevant re-insurance(s)).

2. The Insurances shall be effected through such brokers, and with such insurers, as Borrower normally uses in respect of its fleet

3. The Insurances shall be effected either:

(A) on a direct basis with insurers of recognized international standing who normally participate in aviation insurances in the leading international insurance markets and led by reputable underwriter(s); or

(B) with a single insurer or group of insurers that does not fully retain the risk but effects substantial reinsurance with reinsurers in the leading international insurance markets and through brokers each of recognized standing.

    (b)        Requirements. Lender’s current requirements as to the Insurances are set forth in this Section 7.10 and in Schedule 7.10. Lender may from time to time stipulate other requirements for the Insurances (and amounts of liability coverage) so that both (a) the interests of Lender continue to be fully protected; and (b) the scope and level of cover are maintained in line with prudent industry practice. If Borrower maintains coverage with respect to any other aircraft operated by it that is more protective than the coverage specified in this Section 7.10 and Schedule 7.10, Borrower shall maintain equivalent coverage in respect of the Aircraft.

    (c)        Insurance Covenants. Borrower shall:

1.        ensure that all legal requirements as to insurance of the Aircraft, any Engine or any Part that may from time to time be imposed by the laws of the State of Registration or any state to, from or over which the Aircraft may be flown, in so far as they affect or concern the operation of the Aircraft, are complied with, and in particular those requirements compliance with which is necessary to ensure that:

(A) the Aircraft is not in danger of detention or forfeiture;

(B) the Insurances remain valid and in full force and effect; and

(C) the interests of Lender in the Insurances and the Aircraft or any Part are not thereby prejudiced;

2. comply with the terms and conditions of each policy of the Insurances and not do, consent or agree to any act or omission that:

(A) invalidates or may invalidate the Insurances;

(B) renders or may render void or voidable the whole or any part of any of the Insurances; or

(C) brings any particular insured liability within the scope of an exclusion or exception to the Insurances;

3.        not without the prior written approval of Lender take out any insurance or procure any reinsurance in respect of the Aircraft that would have an adverse effect on the rights of Lender under the policies of which it has the benefit;

4. not make any modification or alteration to the Insurances material and adverse to the interests of Lender;

5. be responsible for any deductible under the Insurances; and

6. provide any other information and assistance in respect of the Insurances that Lender may from time to time reasonably require.

    (d)        Renewal of Insurances. Borrower shall commence renewal procedures at least thirty (30) days prior to expiry of any of the Insurances, and provide to Lender:

1. faxed confirmation of completion of renewal prior to each expiry date; and

2.        a certificate of insurance in form and substance reasonably satisfactory to Lender, detailing the coverage and confirming the insurers agreement to the specified insurance requirements of this Agreement within seven days after each renewal date.

    (e)        Failure to Insure. If any of the Insurances required by this Agreement cease for any reason at any time to be in full force and effect:

1. Lender may restrict the use or operation of the Aircraft to such extent as it may, in its sole discretion, require until such time as the Insurances shall again be in frill force and effect; and

2.        Borrower shall immediately notify Lender of the non-compliance of the Insurances and provide Lender with full details of any steps that Borrower is taking or proposes to take, in order to remedy such non-compliance, and Lender will be entitled but not bound (without prejudice to any other rights of Lender under this Agreement) to pay the premiums due or to effect and maintain insurances reasonably satisfactory to Lender or otherwise remedy Borrower’s failure in such manner (including, without limitation to effect and maintain an "owner’s interest" policy) as Lender considers appropriate. Any sums so expended by Lender will become immediately due and payable by Borrower to Lender together with interest thereon at the interest rate set forth in Section 2.04(b) from the date of expenditure by Lender up to the date of reimbursement by Borrower.

    (f)        Continuing Insurance for Indemnities. Borrower shall effect and maintain (at no cost to Lender) insurance (in an amount not less than the Minimum Liability Coverage in the annual aggregate) after the Maturity Date with respect to its liability under the indemnities in Section 12.04(c) for such period as Lender may reasonably require (but in any event for not more than two (2) years) which provides for Lender to be named as additional insured.

    (g)        Date Recognition Clauses. Without in any way limiting Borrower’s obligations under the other provisions of this Section 7.10, Borrower undertakes that if, at any time, clause "AVN2000A Date Recognition Exclusion Clause" or any equivalent clause is endorsed on the policies of insurance required hereunder, Borrower shall, at its cost and expense, do all things and take any and all such action available to it to ensure that the interests of Lender under such policies of insurance are fully protected (including, without limitation, ensuring that clauses "AVN2001A Date Recognition Limited Coverage Clause" and "AVN2002A Date Recognition Limited Coverage Clause" or any equivalent clauses available in the international aviation insurance markets ("Write-back Clauses") are endorsed on the policies of insurance required hereunder as soon as practicable thereafter).

    (h)        Application of Insurance Proceeds. As between Lender and Borrower:

1.        all insurance payments received as the result of a total loss on any Aircraft occurring while the Loan is outstanding will be paid to Lender and Lender will pay or procure payment of the balance of those amounts to Borrower after deduction of the Agreed Value and all other amounts owing by any Obligor to Lender in connection with this Agreement;

2.        subject, where applicable, to the terms of Lloyds endorsement AVN 67B, all insurance proceeds of any damage or loss to the Aircraft, any Engine or any Part occurring while the Loan is outstanding not constituting a total loss and totaling or exceeding $1,000,000 will be retained by the relevant insurers for the benefit of Lender and applied in payment to reimburse Borrower for repairs or replacement property upon Lender notifying the relevant insurers that it is satisfied that the repairs or replacement have been effected by Borrower in accordance with this Agreement. Such insurance proceeds that fall below $1,000,000 will be paid to Borrower and applied by Borrower in payment for repairs or replacement property;

3.        all insurance proceeds in respect of third party liability will be paid by the insurers to the relevant third party or to Borrower in reimbursement of any payment previously made by Borrower in satisfaction of the relevant liability;

4.        notwithstanding Section 7.l0(h)(l) to 7.1O(h)(3) inclusive but subject, where applicable, to the terms of AVN 67B, if at the time of the payment of any such insurance proceeds a Default or an Event of Default has occurred and is continuing, all such proceeds will be paid to or retained by Lender to be applied toward payment of any amounts owing by any Obligor in connection with this Agreement in such order as Lender sees fit or as Lender may elect.

    7.11.        Loss, Damage and Requisition.

    (a)        Total Loss of the Aircraft.

1.        If a total loss of any Aircraft occurs after the Loan has been made by Lender to Buyer under this Agreement, each Obligor, as applicable, shall pay the Agreed Value and all other sums owing by any Obligor in connection with this Agreement on or prior to the earlier of:

(A) sixty (60) days after the date of that total loss; and

(B) the date of receipt of insurance proceeds in respect of that total loss,

provided, however that if Borrower pays Lender the Agreed Value and Lender subsequently receives insurance proceeds in respect of the total loss, then provided that all other amounts due and owing by Borrower to Lender under this Agreement have been paid in full, Lender shall promptly transfer such insurance proceeds (net of any Taxes) to Borrower.

    (b)        Total Loss of Engine(s).

1.        Upon a total loss of any Engine not installed on the Aircraft, or a total loss of an Engine installed on the Airframe not involving a total loss of the Airframe (in either case, a "Destroyed Engine"), Borrower shall give Lender prompt written notice thereof and Borrower shall replace the destroyed Engine as soon as reasonably possible in accordance with the requirements of Section 2.05 of the Mortgage and Security Agreement. Such Replacement Engine shall, upon such replacement, be an Engine as defined herein.

    (c)        Requisition. During any requisition for use or lease of the Aircraft, any Engine or Part that does not constitute a total loss:

1. Borrower will not be released from any of its obligations under this Agreement (other than operational obligations with which Borrower is unable to comply solely by virtue of the requisition); and

2. Borrower shall, as soon as practicable after the end of any such requisition, cause the Aircraft to be put into the condition required by this Agreement.

        Section 8. NEGATIVE COVENANTS. Each of Borrower and, in the case of Sections 8.01, 8.02 and 8.07, Guarantor hereby covenants and agrees that until the Loan and all other amounts owing by any Obligor in connection herewith have been paid in fill (other than amounts in respect of contingent obligations not then due that are expressly stated to survive the termination of this Agreement):

    8.01.        Consolidations. Mergers, etc. Such Obligor will not, and will not permit any of its Subsidiaries to, (a) merge with or into, or consolidate with, any other Person or (b) sell all or substantially all of its assets, whether in one transaction or a series of transactions; provided that (x) any Subsidiary of any Obligor may merge into such Obligor or a wholly-owned Subsidiary of such Obligor, and (y) such Obligor or such Subsidiary may merge with or into, or consolidate with, another Person if (i) such Obligor has given Lender at least ten (10) Business Days’ prior notice thereof, (ii) either (A) such Obligor or such Subsidiary is the entity surviving such merger or (B) the entity surviving such merger or consolidation is reasonably satisfactory to Lender, or in the case of an Obligor, Obligor enters into an agreement reasonably satisfactory to Lender assuming such Obligor’s obligations under each Loan Document to which it is a party and provides and/or executes and delivers to Lender such other agreements, financial information, legal opinions and other documents as Lender reasonably requests and (iii) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

    8.02.        Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates (other than any other Obligor and each of their respective wholly-owned Subsidiaries), except transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such Obligor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

    8.03.        Operation.

    (a)        Subject to Section 8.05, Borrower will not, and will not permit any Permitted Lessee to, permit any Aircraft to be maintained, located, operated or used: (i) in violation of the Certificate of Airworthiness, Certificate of Registration or any material license or registration relating to such Aircraft of, or with, any Governmental Authority having jurisdiction over Borrower or such Aircraft, (ii) in violation of the Approved Maintenance Program for such Aircraft or any warranty requirements pursuant to the Aircraft Sale Purchase Agreement or any other agreement setting forth any other material warranties with respect to such Aircraft, Airframe, Engines or Parts, (iii) for any purpose or in any manner for which it is not designed or reasonably suited or outside the tolerances and limitations for which such Aircraft, Airframe or Engines were designed in accordance with the Approved Maintenance Program, Laws and applicable material warranties, (v) at any time while the insurances related to the Aircraft required by Section 7.10 are not in full force and effect, (vi) for any purpose or otherwise in a manner materially inconsistent with the terms of, or not fully covered by, the insurances related to the Aircraft required by Section 7.10, or (vii) in violation of any Law of or by any Governmental Authority having jurisdiction over Borrower or the Aircraft or any mandatory requirement of the Manufacturer, Engine Manufacturer or supplier. If any Law requires alteration of any Aircraft, Borrower will conform thereto or obtain conformance therewith at no cost or expense to Lender and will maintain such Aircraft in proper operating condition under such Law, provided that Borrower may in good faith diligently contest the validity or application of any such Law in any reasonable manner which does not materially adversely affect Lender or have any material risk of adversely affecting such Aircraft, the rights of Lender hereunder or under the Mortgage and Security Agreement or the obligations of Borrower hereunder or thereunder.

    (b)        Further, Borrower agrees that it (i) shall duly and punctually pay and discharge all debts, costs, losses, liabilities, premiums, calls, contributions, penalties, landing fees, overflight and navigation charges, dues, tolls, charges, fines, recoveries or other expenses which, while the Loan is outstanding, wit respect to an Aircraft have given or may reasonably be expected to give rise to any Lien over, or arrest of, such Aircraft, and upon reasonable request by Lender, shall confirm to Lender’s reasonable satisfaction that such action has been taken, (ii) shall not, unless required or permitted by this Agreement, make any alteration in or modification or addition to any Airframe, any Engine or any Part, remove any Engine or any Part, or install on or attach to any Airframe, any Engine or any Part anything not being part of an Aircraft on the Delivery Date for such Aircraft and (iii) shall not cause or permit to be done regarding any Airframe, any Engine or any Part anything the effect of which may be reasonably expected to result in any Airframe, any Engine or any Part being requisitioned for title or arrested or otherwise to jeopardize the interests of Lender in and to any Airframe, any Engine or any Part.

    8.04.        Possession. Borrower will not, and will not permit any Permitted Lessee to, without the prior written consent of Lender, lease or otherwise in any manner deliver, transfer or relinquish possession of any Airframe, any Engine or any Part to any Person or firm or install any Engine, or permit any Engine to be installed, on any airframe other than an Airframe, provided. however, that so long as no Default or Event of Default shall have occurred and be continuing, at the time of any such delivery, transfer or relinquishment of possession, Borrower or any Permitted Lessee may, without the consent of Lender:

    (a)        deliver or permit the delivery of possession of any Airframe, any Engine or any Part (i) to the manufacturer thereof for testing or other similar purposes (ii) or to an Approved Maintenance Facility for service, repair, maintenance or overhaul work on such Airframe, Engine, Part or any part thereof or for alterations or modifications in or additions to such Airframe, Engine or Part (but in any event only in compliance with Section 7.07);

    (b)        install or permit the installation of an Engine on an airframe owned by Borrower (or any Permitted Lessee) free and clear of all Liens, except: (i) Permitted Liens, (ii) the rights of third parties under interchange agreements or pooling or similar arrangements which would be permitted under Section 8.04(e), provided that Borrower’s title to such Engine and Lender’s security interest therein shall not be divested or impaired as a result thereof, and (iii) mortgage liens or other security interests, provided that (as regards this clause (iii)) the documents creating such mortgage liens or other security interests (or, if applicable, another written agreement governing such mortgage liens or other security interests) effectively provide that such Engine shall not become subject to the lien of such mortgage or security interest, notwithstanding the installation thereof on such airframe;

    (c)        install or permit the installation of an Engine on an airframe leased to Borrower (or any Permitted Lessee) or purchased by Borrower (or any Permitted Lessee) subject to a conditional sale or other security agreement, provided that (x) such airframe is free and clear of all Liens except:

(i)     the rights of the parties to the lease or conditional sale or other security agreement covering such airframe, or their assignees, and (ii) Liens of the type permitted by Section 8.04(b), and (y) such lease, conditional sale or other security agreement effectively provides that such Engine shall not become subject to the lien of such lease, conditional sale or other security agreement, notwithstanding the installation thereof on such airframe;

    (d)        install or permit the installation of an Engine on an airframe under circumstances where neither Section 8.04(b) nor 8.04(c) is applicable, provided that a substitute Engine for the applicable Airframe is furnished in compliance with the provisions of Section 2.05(a) of the Mortgage and Security Agreement;

    (e)        subject any Engine to normal interchange or pooling agreements or similar arrangements or any maintenance or service arrangement in each case customary in the airline industry and entered into by Borrower in the ordinary course of its business with one or more airlines (i) that are domiciled in the United States or (ii) that are major international air carriers that are domiciled in countries maintaining diplomatic relations with the United States; provided that in any such case the Law shall provide and Borrower shall deliver written assurance satisfactory to Lender that (x) the rights, title and interests of Lender will not be derogated in any manner, and (y) a written record of the location of such Engine will be kept and made available to Lender at any time on request, provided, that no transfer of the registration of such Engine shall be effected in connection therewith;

    (f)        reasonably subject any Parts owned by Lender and removed from any Airframe or any Engine to a pooling or other similar arrangement; or

    (g)        enter into any lease of any Aircraft, Airframe or Engine in accordance with Section 8.06 and deliver possession thereof pursuant to any such lease.

provided, that Borrower will provide or cause to be provided notice of the security interest of Lender under the Mortgage and Security Agreement to any transferee who receives possession by reason of a transfer permitted by this Section 8.04 (other than a transfer of Parts pursuant to Section 8.04(a)(ii); and

provided, further, that the presence of a nameplate of the type described in Section 5 of the Mortgage and Security Agreement on any Airframe or Engine at the time of transfer of possession shall satisfy such notice requirement of Borrower to a Permitted Lessee). Borrower shall remain primarily liable hereunder for the performance of all of the terms of this Agreement to the same extent as if such transfer had not occurred. Borrower shall take appropriate measures to ensure that each such transferee under this Section is aware of, and does not cause any breach of, any obligation of Borrower hereunder. No pooling agreement or other relinquishment of possession of any Airframe, any Engine or any Part shall affect in any way the registration of any Aircraft or discharge or diminish any of Borrower’s obligations hereunder or under the Mortgage and Security Agreement or constitute a waiver of Lender’s rights or remedies hereunder or under the Mortgage and Security Agreement.

    8.05.        Restricted Use of Aircraft. Borrower will not, without the prior written consent of Lender, cause or permit any Aircraft or any Engine to be:

    (a)        operated by any other Person except in accordance with Sections 8.03, 8.04 and 8.06; or

    (b)        operated or used in contravention of any United States law, regulation or stated policy of general applicability restricting the operation or use of United States-manufactured or financed aircraft and engines as such restrictions are applicable to the transactions contemplated hereby.

    8.06.        Leasing. Borrower will not enter into any lease of any Aircraft, Airframe or Engine of any duration with any Person other than Lessee without the prior written consent of Lender; provided, however, that so long as no Event of Default shall have occurred and be continuing at the time of such lease, Borrower may, without the prior written consent of Lender, enter into such lease if:

    (a)        such lease shall be made expressly subject and subordinate to all the terms of each Loan Document and shall not affect the priority or perfection of the Lien of Lender under the Mortgage and Security Agreement or the right of Lender to avoid such lease and to repossess the Aircraft, Airframe or Engines in connection with the exercise of any remedies upon any Event of Default;

    (b)        Borrower shall remain primarily liable hereunder for the performance of all terms and conditions of this Agreement to the same extent as if such lease had not occurred;

    (e)        all terms and conditions of each Loan Document shall remain in full force and effect and such lease shall not conflict with or contravene such terms and conditions;

    (d)        prior to delivering the Aircraft under any such lease, Borrower shall provide to Lender certificates of insurance and brokers’ undertakings from Borrower’s insurance brokers or an authorized representative of Borrower’s insurers reflecting that the insurances related to the Aircraft that are required pursuant to Section 7.10 are in full force and effect;

    (e)        such lease shall provide that the applicable Aircraft, Airframe, Engines and Parts be maintained in accordance with an Approved Maintenance Program;

    (f)        such lease shall not permit any further subleasing;

    (g)        Borrower shall at least thirty (30) days prior to such lease taking effect, give Lender written notice of such proposed lease together with a copy of the proposed agreement (which agreement shall be reasonably acceptable in form and substance to Lender);

    (h)        Borrower shall, at least ten (10) days prior to such lease taking effect, deliver to Lender proposed forms reasonably satisfactory to Lender of (i) an acknowledgment by the lessee under any such lease (which may be contained in such lease) recognizing all rights, title and interests of Lender under each Loan Document and (ii) a written opinion of counsel to Borrower confirming that (x) such lease is in due form for recordation by and has been duly filed for recordation with the FAA and (y) confirming the continued first priority security interest of Lender and, on or prior to such lease taking effect, shall deliver to Lender executed copies of such documents and

    (i)        Borrower shall promptly reimburse Lender for any reasonable costs and expenses (including attorneys’ fees and expenses) incurred by them in connection with such lease.

    8.07.        ERISA. Neither Obligor will, or will permit any ERISA Affiliate to establish, maintain, contribute to or otherwise incur any liability with respect to (directly or indirectly) a Plan or a Multiemployer Plan.

        Section 9. GUARANTEE.

    9.01.        The Guarantee. Guarantor hereby irrevocably guarantees to Lender the prompt payment in full when due, whether at stated maturity or by acceleration or otherwise, of the Guaranteed Obligations. Guarantor hereby agrees that if Borrower shall fail to pay in full when due, whether at stated maturity, by acceleration or otherwise, any of the Guaranteed Obligations, Guarantor will promptly pay the same, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in fill when due, whether at stated maturity, by acceleration or otherwise, in accordance with the terms of such extension or renewal. Guarantor’s obligations hereunder are absolute and unconditional irrespective of the validity of any other agreement relating hereto, of the existence of any security for the Guaranteed Obligations, and of any other circumstance whatsoever. Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any other right, power or remedy or proceed against any Obligor or any other entity or proceed against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

    9.02.        Obligations Unconditional. The obligations of Guarantor under this Agreement are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange or any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of Guarantor hereunder shall be absolute and unconditional, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Guarantor hereunder which shall remain absolute and unconditional as described above:

    (a)        at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

    (b)        any of the acts mentioned. in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

    (c)        the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

    (d)        any lien or security interest granted to, or in favor of, Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

    9.03.        Reinstatement. The obligations of Guarantor under this Section 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by Lender, whether as a result of bankruptcy or reorganization proceedings or otherwise, and Guarantor agrees that it will indemnify Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by Lender in connection with such rescission or restoration, including costs of defending against claims that such payment constituted a preference, fraudulent transfer or the like under any bankruptcy, insolvency or similar law.

    9.04.        Subrogation.

    (a)        Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations (other than amounts in respect of contingent obligations not then due that are expressly stated to survive the termination of this Agreement) and the expiration and termination of the Loan under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in this Agreement, whether by subrogation or otherwise, against Borrower or any security for any of the Guaranteed Obligations. In the event that Guarantor shall receive any payment on account of such rights of subrogation while any portion of the Guaranteed Obligations remains outstanding Guarantor agrees to pay all such amounts so received (but not in excess of the Guaranteed Obligations then outstanding) to Lender to be applied to the payment of the Guaranteed Obligations and other amounts payable under this Agreement in accordance with the terms thereof.

    (b)        In addition, Guarantor hereby irrevocably agrees and acknowledges that until the payment and satisfaction in full of all Guaranteed Obligations (other than amounts in respect of contingent obligations not then due that are expressly stated to survive the termination of this Agreement) and the expiration or termination of this Agreement, all amounts of any nature owing at any time from Borrower to Guarantor are hereby expressly made subject and subordinate to the rights of Lender, and the Loan made under the Agreement insofar as Guarantor shall pay over to Lender (for application toward the Guaranteed Obligations in accordance with the terms of the Agreement) any payment received by Guarantor from Borrower on account of any such amount owing to Guarantor from Borrower (to the extent of the Guaranteed Obligations then outstanding) during any period that a payment demand under Section 9.01 has been made and has not been fully satisfied.

    9.05.        Remedies. Guarantor agrees that, as between Guarantor and Lender, the obligations of Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 9.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by Guarantor for purposes of said Section 9.01.

    9.06.        Default Interest. Guarantor hereby agrees that in the event it shall fail to pay in full any amount owing by it hereunder on the date upon which the same shall become due (whether upon demand or otherwise), it shall be obligated to pay interest at the interest rate set forth in Section 2.04(b) in respect of such amount for each day during the period from and including the due date thereof to but excluding the date the same shall be paid in full, such interest to be payable upon demand by Lender.

    9.07.        Continuing Guarantee. The guarantee in this Section 9 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

    9.08.        Fraudulent Conveyance. Any term or provision of this Agreement notwithstanding, the maximum aggregate amount of the obligations for which Guarantor shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render Guarantor’s obligations under this Agreement subject to avoidance under applicable United States Federal or state bankruptcy or fraudulent conveyance laws.

        Section 10. EVENTS OF DEFAULT.

    10.01.        Events of Default. If any one or more of the following events (an "Event of Default") shall occur and be continuing, Lender shall be entitled to exercise the remedies set forth in Section 10.02.

    (a)        Any Obligor shall default in the payment of any principal, interest or other amount owing under any Loan Document when due, and such failure shall have continued unremedied for five (5) Business Days or a payment default occurs under any Permitted Lease and such default shall have continued beyond the applicable grace period, if any; or

    (b)        Any Obligor shall fail to perform or observe any covenant or obligation contained in any of Sections 7.05, 7.06, 7.07, 7.08, 7.10 and Section 8 or there shall occur and be continuing any default under any Mortgage Document and such default shall have continued beyond the applicable grace period, if any; or

    (c)        Any Obligor shall fail to perform or observe any other covenant or obligation pursuant to each Loan Document, and such failure shall continue for thirty (30) days after notice has been given to the applicable Obligor; provided, however, that if the applicable Obligor shall have undertaken to cure any such failure and, notwithstanding the diligence of the applicable Obligor in attempting to cure such failure, such failure is not cured within said thirty (30) day period but is curable with further diligence, there shall exist no Event of Default under this Section 10.01(c) so long as the applicable Obligor is proceeding diligently to cure such failure and such failure is remedied not later than thirty (30) days after the expiration of the initial 30-day period described above; or

    (d)        Any representation, warranty or certification made or deemed made by any Obligor in any Loan Document or any certificate or other document delivered pursuant thereto shall prove to have been false or incorrect in any material respect on any date as of which made or deemed made; or

    (e)        The entry of a decree or order for relief in respect of any Obligor by a court having jurisdiction in the premises, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of any Obligor or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under the Federa.1 bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or the commencement against any Obligor of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of 60 consecutive days; or

    (f)        The commencement by any Obligor of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law, or the consent by any such Person to the entry of an order for relief in an involuntary case under any such law or the consent by any such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of any such Person or of any substantial part of any such Person’s property or the making by any such Person of a general assignment for the benefit of creditors, or the failure of any such Person generally to pay its debts as such debts become due or the taking of any corporate action in furtherance of any of the foregoing; or

    (g)        Any Obligor shall admit in writing its inability or fail generally to pay its debts as they become due; or

    (h)        Any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, applicable thereto; or any other default by any Obligor occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both and after the running of applicable grace periods, if any) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

    (i)        Any Loan Document, Mortgage Document (other than a Permitted Lease replaced by another Permitted Lease), Lessee Consent, or Power of Attorney shall be terminated or shall cease to be in full force and effect, for whatever reason, or Borrower shall assert that any Loan Document shall not create a valid and perfected Lien on any Collateral; or

    (j)        One or more judgments for the payment of money in an aggregate amount exceeding $5,000,000 shall be rendered against any Obligor and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Obligor to enforce any such judgment.

    10.02.        Default Remedies. If any Event of Default shall occur and be continuing, then and in every such event, and at any time thereafter during the continuance of such Event of Default, Lender may, by notice to Borrower, declare the Loan to be forthwith due and payable, whereupon the Loan shall become forthwith due and payable both as to principal and interest together with all other amounts payable by Borrower to Lender in connection with this Agreement, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived; provided that if any Event of Default set forth in paragraph (e), (I) or (g) of Section 10.01 shall occur with respect to any Obligor, then without any notice to any Obligor or any other act by any other Person, the Loan, interest thereon and all such other amounts shall become forthwith due and payable, all without presentment, demand, protest or notice of any kind, all of which are expressly waived.

    10.03.        Setoff. Lender is hereby authorized at any time and from time to time, upon the occurrence and during the continuance of any Event of Default without prior notice to Borrower, to the fullest extent permitted by law, to set off and apply any and all balances, credits, deposits (general or special, lime or demand, provisional or final), accounts or monies at any time held and other indebtedness at any time owing by Lender at any of its branches or affiliates to or for the account of Borrower against any and all of the amounts owing by Borrower under this Agreement, whether or not Lender shall have made any demand hereunder or thereunder. The rights of Lender under this Section are in addition to, and do not derogate from or impair, other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

        Section 11. FAX REGISTER. If Lender transfers the Loan (or any interest therein), then Lender or its designee (which may be Borrower) shall maintain a single register (the "Register") for the registration or transfer of the Loan, and shall enter the names and addresses of the registered holders of the Loan and any transfers of the Loan and the names and addresses of the transferees of the Loans. Borrower and Lender shall be provided reasonable opportunities to inspect the Register from time to time. Borrower and Lender shall treat any registered holder as the absolute owner of any Loan held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to such Loan and for all other purposes. The Loan is a registered obligation and the right, title, and interest of Lender and its assignees in and to principal and interest under the Loan, shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this Section 11 and for tax purposes only, the person maintaining the Register (if not Borrower) shall maintain the Register on behalf of Borrower.

        Section 12. MISCELLANEOUS.

    12.01.        Binding Effect Several Agreement. This Agreement is binding upon Lender and each Obligor and their respective successors and assigns, and shall inure to the benefit of each Obligor, Lender and their respective successors and assigns, except that an Obligor shall have no right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) without prior written consent of Lender. Lender may assign to a bank or financial institution all or part of its rights and obligations under this Agreement (including the Loan at the time owing to it) without the consent of any Obligor.

    12.02.        Waivers: Amendment.

    (a)        No failure or delay of Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand any Obligor in any case shall entitle an Obligor to any other or further notice or demand in similar or other circumstances.

    (b)        Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the parties hereto.

    12.03.        Notices. Except as otherwise provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile) and, mailed, faxed, couriered or delivered by hand to each applicable party to this Agreement, addressed to it at its address set forth below the name of such party on the signature pages hereof, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 12.03. All such notices and other communications shall, when mailed, be effective three (3) days after being deposited in the mails, when faxed be effective when faxed and when couriered or delivered by hand, be effective when received. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement shall be effective as delivery of an original executed counterpart thereof.

    12.04.        Fees and Expenses: Indemnification.

    (a)        Borrower agrees to pay upon demand to Lender die amount of (i) any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, that Lender may incur in connection with the preparation, negotiation, execution and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) any and all out-of-pocket expenses including the fees, charges and disbursements of any counsel for Lender that Lender may incur in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section 12.04) or the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

    (b)        Borrower hereby indemnifies Lender, its officers, directors, employees and agents (each, an "Indemnitee") against, and holds each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, disbursements and other charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of any Loan Document or any claim, litigation, investigation or proceeding relating hereto or thereto, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

    (c)        The provisions of this Section shall remain operative and in full force and effect regardless of the termination of any Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the loans or advances under this Agreement, or the invalidity or unenforceability of any term or provision of this Agreement. All amounts due under this Section shall be payable on written demand therefor.

    12.05.        Cumulative Rights: No Waiver. The rights, powers and remedies of Lender hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements relating hereto, at law, in equity or otherwise. Neither any delay nor any omission by Lender to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other fight, power or remedy.

    12.06.        Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall constitute an original and all of which shall collectively and separately constitute one and the same agreement.

    12.07.        Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

    12.08.        Headings. The headings of each section in this Agreement are for convenience only and shall not define or limit the provisions thereof

    12.09.        Governing Law: Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each party hereto agrees that any suit for the enforcement of this Agreement may be brought in the courts of the State of New York or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made by mail at the address set forth below its name on the signature pages hereof Each party hereto hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

    12.10.        Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY LITIGATION OR DISPUTE DRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO WAIVES ANY RIGHT WHICH DY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION OR DISPUTE REFERRED TO IN THE PRECED1NG SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. Each Obligor certifies that neither Lender nor any representative, agent or attorney of Lender has represented, expressly or otherwise, that Lender would not in the event of litigation, seek to enforce the foregoing waivers and acknowledges that, in entering into each Loan Document, Lender is relying upon, among other things, the waivers and certifications contained in this Section 12.10.

    12.11.        Waiver of Immunity. To the extent that any Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, its revenues or its property, it hereby irrevocably waives, and agrees not to claim, such immunity for itself, its revenues and its properties in respect of its obligations under this Agreement to the extent permitted by applicable law. Without limiting the generality of the foregoing, each Obligor agrees that the waiver set forth in this paragraph shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.

    12.12.        Process Agent. Each Obligor hereby appoints CT Corporation System (ill Eighth Avenue, New York, NY 10011) as its New York agent for service of process (the "Process Agent") for any legal action or proceedings in connection with the Loan Documents, from the date hereof through the Maturity Date and agrees to pay the fees of the Process Agent in connection with such appointment. Nothing in this Agreement will affect the fight of any party to this Agreement to serve process in any other manner permitted by law.

    12.13.        No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    12.14.        Confidentiality. Lender agrees that material, non-public information or copies obtained thereby regarding the Obligors, their operations, assets and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender same to any Person who is not party to this Agreement, except:

    (a)        to Lenders counsel, advisors, accountants, auditors, consultants or other agents on a need-to-know basis, provided that any such counsel, advisors, accountants, auditors, consultants or other agents shall have been made aware that such information is subject to the terms of this Section 12.14;

    (b)        as may be required by any statute, decision, court or administrative order or decree or governmental ruling or regulation;

    (c)        as may be agreed to in advance by Borrower or Guarantor, as applicable;

    (d)        in connection with any prospective or actual assignment, sale, participation or pledge of Lender’s interest under this Agreement, provided that any such assignee, purchaser, participant or pledgee (and the counsel, accountants, advisors, auditors, consultants or other agents of any such party) shall have agreed in writing to receive such information subject to the terms of this Section 12.14;

    (e)        in connection with any litigation or other adversary proceeding involving parties hereto which litigation or adversary proceeding involves claims related to the rights or duties of such parties under any Loan Document;

    (f)        in connection with the exercise of any remedies hereunder or under the Mortgage and Security Agreement or as may otherwise be necessary to protect the interests of Lender;

    (g)        to the extent such information becomes public knowledge or ceases to remain confidential, except by breach of the provisions of this Section 12.14; and

    (h)        to any insurer of Borrower that has agreed to keep such information confidential on the terms of this Section 12.14.

        [Remainder of page left blank intentionally; signatures follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VENTURES ACQUISITION COMPANY, LLC,
as Borrower

By: /s/ Delford M. Smith
Name:	Delford M. Smith
Title:	Sole Member

Address:	3850 Three Mile Lane
McMinnville, OR 97128

Attention:	Delford M. Smith, Sole Member
Facsimile:	1-503-472-9760
Telephone:	1-503-472-9361

EVERGREEN HOLDINGS, Inc., as Guarantor

By: /s/ Timothy G. Wahlberg
Name:	Timothy G. Wahlberg
Title:	President

Address:	3850 Three Mile Lane
McMinnville, OR 97128

Attention:	Timothy G. Wahlberg, President
Facsimile:	1-503-434-4062
Telephone:	1-503-472-9361

SIGNATURE PAGE TO LOAN AGREEMENT

LANDSBANKI ÍSLANDS HF., as Lender

By: /s/ S Elin. Sigfusdottir
Name:	S. Elin Sigfusdottir
Title:	Managing Director

By: /s/ David Björnsson
Name:	David Björnsson
Title:	Deputy M. Director

Address:	Austurtraeti 11
155 Reykjavik
ICELAND

Attention:	David Björnsson
Deputy Managing Director - Corporate Banking
Facsimile:	(+354) 410-3013
Telephone:	(+354) 410-7410

SIGNATURE PAGE TO LOAN AGREEMENT